                                   Law Offices
                           Drinker Biddle & Reath LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA 19107-3496
                           Telephone: (215) 988-2700
                                 Telex: 834684
                              Fax: (215) 988-2757


                                November 24, 1998



Municipal Fund for New York Investors, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, Delaware  19809

      Re:   Post-Effective Amendment No. 17 to Registration
            Statement on Form N-1A for Municipal Fund for
            New York Investors, Inc. (Registration Nos. 2-82278; 811-3678)

Gentlemen:

            We have acted as counsel for Municipal Fund for New York Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 17 to the Company's Registration Statement under the Securities Act of 1933, as amended.

            The Company is an open-end investment company authorized to issue a total of two billion shares of Common Stock, par value $.001 per share. The Board of Directors of the Company has the power to designate one or more classes ("Portfolios") of Shares and to designate separate series of Shares within the same Portfolio. The Board of Directors have authorized the issuance of one class of Shares to the public. Currently, the Company is offering Shares of one Portfolio with three separate series as follows:

Municipal Fund for New York
   Investors, Inc.
November 24, 1998
Page 2


                                                        Number of Shares of
New York Money Fund Portfolio                           Common Stock Allocated
-----------------------------                           ----------------------
New York Money Shares Series                            1.4 billion
New York Money Dollar Shares Series                     300 million
New York Money Plus Shares Series                       300 million

            We have reviewed the Company's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors and shareholders and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor as described in the Company's applicable Prospectuses relating thereto and that the number of outstanding shares has not and will not exceed the number of Shares authorized for the particular class or series.

            This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

            Based upon the foregoing, it is our opinion that all of the Shares issued by the Company since July 31, 1996 that were not included in our opinion dated November 26, 1996, were validly issued, fully paid and non-assessable by the Company, and further, that the Shares issued after the date hereof pursuant to and for the consideration provided for in the Registration Statement will be, when so issued, validly issued, fully paid and non-assessable by the Company.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 17 to the Company's Registration Statement.

                                          Very truly yours,



                                          /s/ Drinker Biddle & Reath LLP
                                          ----------------------------------
                                          DRINKER BIDDLE & REATH LLP